Exhibit Index

EXHIBIT 99.1 Press Release, dated December 9, 2008, issued by Franklin Electric Co., Inc.

For Immediate Release
For Further Information
Refer to: John J. Haines
260-824-2900
Franklin Electric Company Announces
Plans for Manufacturing Optimization

Bluffton, Indiana – December 9, 2008 - Franklin Electric Co., Inc. (NASDAQ:FELE) announced today a restructuring plan for its manufacturing facilities in North America and Brazil.

In North America the Company is continuing the rationalization of manufacturing capacity between the manufacturing complex in Linares, Mexico and its other North American plants.    Initially the realignment plan includes the phased move of approximately 500,000 man hours of manufacturing activity to Linares, approximately 80 percent of which is from Siloam Springs, Arkansas.  The transfer is expected to be largely complete by June, 2009 and is anticipated to reduce manufacturing labor and overhead costs.  The Company has estimated the pretax charge at $6 million to $8 million over the next 3 to 4 quarters beginning with the fourth quarter of 2008 and includes severance expenses, pension charges, asset write-offs, and equipment relocation costs.  Approximately two thirds of these charges will be non-cash.  After this transfer is complete, the Linares facility will have sufficient capacity to absorb additional manufacturing activity and plans are being made to further rationalize capacity in late 2009 and 2010.  Any additional restructuring charges will be announced when plans have been finalized.

In Brazil, in order to support sales growth, the Company will transfer its manufacturing operations in Joinville to a new facility in the same city beginning in the second half of 2009 and will sell the existing facility.  The new facility will significantly improve the Company’s manufacturing capabilities and efficiencies. It is anticipated that relocation costs for this move will be approximately $0.3 million.  If there are additional charges related to the disposition of the existing facility, the Company will announce them when they become known.

Franklin Electric is a global leader in the production and marketing of systems and components for the movement of water and automotive fuels. Recognized as a technical leader in its specialties, Franklin serves customers around the world in residential, commercial, agricultural, industrial, municipal, and fueling applications.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those relating to the Company’s financial results, business goals and sales growth, involve risks and uncertainties, including but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company’s business and industry, weather conditions, new housing starts, market demand, competitive factors, changes in distribution channels, supply constraints, technology factors, litigation, government and regulatory actions, the Company’s accounting policies, future trends, and other risks which are detailed in the Company’s Securities and Exchange Commission filings, included in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the fiscal year ending December 29, 2007, Exhibit 99.1 attached thereto and in Item 1A of Part II of the Company’s Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.